As filed with the Securities and Exchange Commission on May 25, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONSTELLATION ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1964611
(State of Incorporation)	(I.R.S. Employer Identification No.)

750 East Pratt Street
Baltimore, Maryland	21202
(Address of Principal Executive Offices)	(Zip Code)

Constellation Energy Group, Inc. 2007 Long-Term Incentive Plan

(Full title of the plans)

Charles A. Berardesco

Vice President and Corporate Secretary

750 East Pratt Street

Baltimore, MD  21202

(Name and address of agent for service)

(410) 783-2800

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of each class of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, without par value	9,000,000	$90.44	$813,960,000	$24,989

(1)             Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Act”), this registration statement also registers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)             Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Act, based on the average of the high and low prices for the common stock on May 24, 2007, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to each person eligible to participate in the Constellation Energy Group, Inc. 2007 Long-Term Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”).  In accordance with the instruction to Part I of Form S-8, such documents will not be filed with the Commission under Part I of this Registration Statement or any prospectus filed pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                          Incorporation of Documents by Reference.

Constellation Energy Group, Inc. (“Constellation Energy”) incorporates by reference into this registration statement the following documents:

•                  Constellation Energy’s Annual Report on Form 10-K for the year ended December 31, 2006.

•                  Constellation Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

•                  Constellation Energy’s Current Reports on Form 8-K dated January 19, 2007, February 28, 2007, April 10, 2007 and May 18, 2007.

•                  The description of Constellation Energy’s common stock contained under the caption “Chapter Five — Certain Legal Information — Description of Constellation Capital Stock” in Constellation Energy’s Registration Statement on Form S-4 (Registration No. 333-135278).

All documents subsequently filed by Constellation Energy pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Constellation Energy does not incorporate by reference any documents that are furnished to, but are not deemed filed with, the Securities and Exchange Commission.

Item 6.                          Indemnification of Directors and Officers.

The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description.  Reference is made to Section 2-418 of the Corporations and Associations Article of the Maryland Annotated Code, which is incorporated herein by reference, and the following summary is qualified in its entirety by such reference.

By a Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan (“Director”).  Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation.  A Director who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding.  The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a Director or advance expenses for a proceeding brought by the Director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation’s charter or bylaws, a board resolution or contract provides otherwise. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director, may order indemnification if it determines that in view of all the relevant circumstances, the Director is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses.  A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law.  Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

Article Eighth of the Company’s Charter reads as follows:

“(a)(i)   The Corporation shall indemnify

(A) Its Directors and Officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses, under the procedures and to the full extent permitted by law, and

(B) other employees and agents, to such extent as shall be authorized by the Board of Directors or the Corporation’s by-laws and be permitted by law.

(ii)  The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

(iii) The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

(b) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Director or Officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages.  No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Directors and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.”

Article V of the Company’s By-Laws reads as follows:

“The Corporation shall indemnify any present or former Director or Officer and each director or elected officer of any direct or indirect wholly-owned subsidiary of the Corporation who is made, or threatened to be made, a party to a proceeding by reason of his or her service in that capacity or by reason of service, while a Director or Officer of the Corporation and at the request of the Corporation, as a director or officer of another corporation, partnership, trust, employee benefit plan or other enterprise, and the Corporation shall pay or reimburse reasonable expenses incurred in advance of final disposition of the proceeding, in each case to the fullest extent permitted by the laws of the State of Maryland.  The Corporation may indemnify, and advance reasonable expenses to, other employees and agents of the Corporation and employees and agents of any subsidiary of the Corporation to the extent authorized by the Board of Directors.  The Corporation will follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances.

The indemnification and advance of expenses provided by the Charter and these by-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested Directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a Director or Officer after such person has ceased to be a Director or Officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person.  All rights to indemnification and advance of expenses under the Charter of the Corporation and hereunder shall be deemed to be a contract between the Corporation and each Director or Officer of the Corporation who serves or served in such capacity at any time while this by-law is in effect.  Nothing herein shall prevent the amendment of this by-law, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption.  Any repeal or modification of this by-law shall not in any way diminish any rights to indemnification or advance of expenses of such Director or Officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this by-law or any provision hereof is in force.”

The directors and officers of the Company are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933.  The premium for this insurance is paid by the Company.

Item 8.                          Exhibits.

Reference is made to the Exhibit Index filed as a part of this Registration Statement.

Item 9.                          Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Constellation Energy Group, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 25th day of May, 2007.

CONSTELLATION ENERGY GROUP, INC.
(Registrant)

By:	/s/ Charles A. Berardesco
Charles A. Berardesco
Vice President and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal executive officer:

*	Chairman of the Board, President and	May 25, 2007
Mayo A. Shattuck III	Chief Executive Officer

Principal financial and accounting officer:

*	Senior Vice President, Chief Financial	May 25, 2007
John R. Collins	Officer and Chief Risk Officer

Signature	Title	Date

*	Director	May 25, 2007
James T. Brady

*	Director	May 25, 2007
Edward A. Crooke

*	Director	May 25, 2007
James R. Curtiss

*	Director	May 25, 2007
Freeman A. Hrabowski, III

*	Director	May 25, 2007
Nancy Lampton

*	Director	May 25, 2007
Robert J. Lawless

*	Director	May 25, 2007
Lynn M. Martin

*	Director	May 25, 2007
Michael D. Sullivan

*By:	/s/ Charles. Berardesco
Charles A. Berardesco, Attorney-in-Fact

EXHIBIT INDEX

*	Exhibit 3(a)

Articles of Amendment and Restatement of the Charter of Constellation Energy Group, Inc. as of April 30, 1999. (Designated as Exhibit No. 99.2 to the Current Report on Form 8-K dated April 30, 1999, File No. 1-1910.)

*	Exhibit 3(b)

Articles Supplementary to the Charter of Constellation Energy Group, Inc., as of July 19, 1999. (Designated as Exhibit No. 3(a) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, File Nos. 1-12869 and 1-1910.)

*	Exhibit 3(c)

Certificate of Correction to the Charter of Constellation Energy Group, Inc. as of September 13, 1999. (Designated as Exhibit No. 3(c) to the Annual Report on Form 10-K for the year ended December 31, 1999, File Nos. 1-12869 and 1-1910.)

*	Exhibit 3(d)

Articles Supplementary to the Charter of Constellation Energy Group, Inc. as of November 20, 2001. (Designated as Exhibit No. 3(e) to the Annual Report on Form 10-K for the year ended December 31, 2001, File Nos. 1-12869 and 1-1910.)

*	Exhibit 3(e)	Articles Supplementary to the Charter of Constellation Energy Group, Inc. as of April 10, 2007. (Designated as Exhibit 3(a) to the Current Report on Form 8-K dated April 10, 2007, File No. 1-12869.)

*	Exhibit 3(f)	Bylaws of Constellation Energy Group, Inc., as amended to April 10, 2007. (Designated as Exhibit 3(b) to the Current Report on Form 8-K dated April 10, 2007, File No. 1-12869.)

	Exhibit 5	Opinion of Counsel as to legality of the shares of Common Stock being registered.

	Exhibit 23(a)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

	Exhibit 23(b)	Consent of Counsel (included in Exhibit 5).

	Exhibit 24	Power of Attorney.

*                   Incorporated by reference